EXHIBIT 99.1

news

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810
HCA Reports Second Quarter 2008 Results
Nashville, Tenn., July 31, 2008 — HCA today announced financial and operating results for its second quarter ended June 30, 2008.
Second Quarter Summary:
•	Revenues increased 3.7 percent to $6.980 billion.

•	Net income totaled $141 million, compared to $116 million in the prior year’s second quarter.

•	Adjusted EBITDA totaled $1.104 billion, compared to $1.180 billion in the second quarter of 2007.

•	Salaries and benefits increased to $2.841 billion, from $2.654 billion in the second quarter of 2007.

•	Provision for doubtful accounts increased to $813 million, from $753 million in the prior year.

•	Interest expense decreased to $494 million, from $557 million in the prior year’s second quarter.

•	Same facility admissions increased 1.3 percent, and same facility equivalent admissions increased 2.0 percent.

•	Same facility revenue per equivalent admission increased 3.0 percent.

•	Surgeries on a same facility basis declined 0.6 percent.
Revenues for the second quarter totaled $6.980 billion, compared to $6.729 billion in the second quarter of 2007. Adjusted EBITDA in the quarter totaled $1.104 billion, compared to $1.180 billion in the previous year’s second quarter. A table describing adjusted EBITDA and reconciling net income to adjusted EBITDA for these periods is included in this release. Net income for the second quarter of 2008 totaled $141 million, compared to $116 million in the prior year’s second quarter. Results for the second quarter of 2008 include losses on sales of facilities of $11 million compared to gains of $11 million in the second quarter of 2007. Also, second quarter 2008 results include an impairment of long-lived assets of $9 million compared to a $24 million asset impairment in the same period of 2007.
Salaries and benefits increased to $2.841 billion, or 40.7 percent of revenues, in the second quarter of 2008 from $2.654 billion, or 39.4 percent of revenues, in the second quarter of 2007. Salaries and benefits per equivalent admission increased 6.1 percent while revenue per equivalent admission increased 2.8 percent for the second quarter of 2008 compared to the second quarter of 2007.

The provision for doubtful accounts increased to $813 million, or 11.7 percent of revenues, in the second quarter of 2008 from $753 million, or 11.2 percent of revenues, in the second quarter of 2007. Same facility uninsured admissions increased 1.0 percent in the second quarter of 2008 compared to the prior year’s second quarter.
We reached a settlement with the IRS Appeals Division regarding certain 2001 and 2002 issues during the second quarter of 2008 and the settlement resulted in a $38 million reduction to our provision for income taxes for the second quarter of 2008.
Interest expense decreased to $494 million in the second quarter of 2008, compared to $557 million in the same period of 2007, due to reductions in both our average debt balance and the average interest rate on our debt.
Same facility admissions increased 1.3 percent and same facility equivalent admissions increased 2.0 percent in the second quarter of 2008 compared to the prior year’s second quarter. Same facility inpatient surgeries declined 0.5 percent and outpatient surgeries declined 0.7 percent in the second quarter. Same facility revenue per equivalent admission increased 3.0 percent in the second quarter of 2008 compared to the second quarter of 2007 due primarily to changes in service and payor mix.
Same facility charity and uninsured discounts totaled $869 million in the second quarter of 2008 compared to $707 million in the second quarter of 2007.
As of June 30, 2008, HCA’s balance sheet reflected cash and cash equivalents of $368 million, total debt of $27.615 billion, and total assets of $24.070 billion. During the second quarter, capital expenditures totaled $409 million. HCA expects capital expenditures to approximate $1.65 billion in 2008.
Revenues for the six months ended June 30, 2008 totaled $14.107 billion compared to $13.406 billion for the same period of 2007. Adjusted EBITDA totaled $2.284 billion for the first half of 2008 compared to $2.456 billion for the same period of 2007. HCA’s net income was $311 million for the six months ended June 30, 2008 compared to $296 million in the prior year. Results for the six months ended June 30, 2008 include gains on sales of facilities of $40 million compared to $16 million of gains on sales of facilities for the same period of 2007 and an impairment of long-lived assets of $9 million in the current year compared to a $24 million asset impairment in the first half of 2007.
As of June 30, 2008, HCA operated 169 hospitals and 107 freestanding surgery centers, including eight hospitals and eight freestanding surgery centers operated through equity method joint ventures.
Earnings Conference Call
HCA will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: http://www.videonewswire.com/event.asp?id=49883 or through the Company’s Investor Relations web page, www.hcahealthcare.com.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the ability to recognize the benefits of the recapitalization; (2) the impact of the substantial indebtedness incurred to finance the recapitalization; (3) increases in the amount and risk of collectibility of uninsured accounts, and deductibles and copayment amounts for insured accounts; (4) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services; (5) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit programs, that may impact reimbursements to health care providers and insurers; (6) the highly competitive nature of the health care business; (7) changes in revenue mix and the ability to enter into and renew managed care provider agreements on acceptable terms; (8) the efforts of insurers, health care providers and others to contain health care costs; (9) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and our corporate integrity agreement with the government; (10) changes in federal, state or local laws or regulations affecting the health care industry; (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel; (12) the possible enactment of federal or state health care reform; (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities; (14) changes in accounting practices; (15) changes in general economic conditions nationally and regionally in our markets; (16) future divestitures which may result in charges; (17) changes in business strategy or development plans; (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions; (19) delays in receiving payment for services provided; (20) potential liabilities and other claims that may be asserted against us; (21) other risk factors described in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
All references to “Company” and “HCA” as used throughout this document refer to HCA Inc. and its affiliates.

HCA Inc.
Consolidated Income Statements
Second Quarter
(Dollars in millions)

	2008		2007
	Amount	Ratio	Amount	Ratio
Revenues	$6,980	100.0%	$6,729	100.0%

Salaries and benefits	2,841	40.7	2,654	39.4
Supplies	1,149	16.5	1,096	16.3
Other operating expenses	1,136	16.2	1,101	16.4
Provision for doubtful accounts	813	11.7	753	11.2
Gains on investments	(1)	—	(7)	(0.1)
Equity in earnings of affiliates	(62)	(0.9)	(48)	(0.7)
Depreciation and amortization	355	5.0	361	5.3
Interest expense	494	7.1	557	8.3
Losses (gains) on sales of facilities	11	0.2	(11)	(0.2)
Impairment of long-lived assets	9	0.1	24	0.4

	6,745	96.6	6,480	96.3

Income before minority interests and income taxes	235	3.4	249	3.7

Minority interests in earnings of consolidated entities	56	0.8	55	0.8

Income before income taxes	179	2.6	194	2.9

Provision for income taxes	38	0.6	78	1.2

Net income	$141	2.0	$116	1.7

HCA Inc.
Consolidated Income Statements
For the Six Months Ended June 30, 2008 and 2007
(Dollars in millions)

	2008		2007
	Amount	Ratio	Amount	Ratio
Revenues	$14,107	100.0%	$13,406	100.0%

Salaries and benefits	5,680	40.3	5,301	39.5
Supplies	2,322	16.5	2,199	16.4
Other operating expenses	2,250	15.8	2,118	15.8
Provision for doubtful accounts	1,701	12.1	1,444	10.8
Gains on investments	(1)	—	(7)	—
Equity in earnings of affiliates	(129)	(0.9)	(105)	(0.8)
Depreciation and amortization	712	5.0	716	5.3
Interest expense	1,024	7.3	1,114	8.3
Gains on sales of facilities	(40)	(0.3)	(16)	(0.1)
Impairment of long-lived assets	9	0.1	24	0.2

	13,528	95.9	12,788	95.4

Income before minority interests and income taxes	579	4.1	618	4.6

Minority interests in earnings of consolidated entities	112	0.8	116	0.9

Income before income taxes	467	3.3	502	3.7

Provision for income taxes	156	1.1	206	1.5

Net income	$311	2.2	$296	2.2

HCA Inc.
Supplemental Operating Results Summary
(Dollars in millions)

			For the Six Months
	Second Quarter		Ended June 30,
	2008	2007	2008	2007
Revenues	$6,980	$6,729	$14,107	$13,406

Net income	$141	$116	$311	$296
Losses (gains) on sales of facilities (net of tax)	6	(8)	(24)	(10)
Impairment of long-lived assets (net of tax)	6	15	6	15

Net income, excluding losses (gains) on sales of facilities and impairment of long-lived assets	153	123	293	301
Depreciation and amortization	355	361	712	716
Interest expense	494	557	1,024	1,114
Minority interests in earnings of consolidated entities	56	55	112	116
Provision for income taxes	46	84	143	209

Adjusted EBITDA (a)	$1,104	$1,180	$2,284	$2,456

(a)	Net income, excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are non-GAAP financial measures. We believe that net income, excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe that it is useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management relies upon net income, excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income, excluding losses (gains) on sales of facilities and impairment of long-lived assets and GAAP net income) and operating performance (adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and impairments of long-lived assets will occur in future periods, but the amounts recognized can vary significantly from quarter to quarter, do not directly relate to the ongoing operations of our health care facilities and complicate quarterly comparisons of our results of operations and operations comparisons with other health care companies.

Net income, excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income, excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income, excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	June 30,	March 31,	December 31,
	2008	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$368	$471	$393
Accounts receivable, less allowance for doubtful accounts	3,922	4,134	3,895
Inventories	715	705	710
Deferred income taxes	727	693	592
Other	557	498	615

Total current assets	6,289	6,501	6,205

Property and equipment, at cost	23,145	22,783	22,579
Accumulated depreciation	(11,709)	(11,402)	(11,137)

	11,436	11,381	11,442

Investments of insurance subsidiary	1,526	1,634	1,669
Investments in and advances to affiliates	833	738	688
Goodwill	2,630	2,633	2,629
Deferred loan costs	498	517	539
Other	858	1,088	853

	$24,070	$24,492	$24,025

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,214	$1,272	$1,370
Accrued salaries	785	732	780
Other accrued expenses	1,064	1,422	1,391
Long-term debt due within one year	341	330	308

Total current liabilities	3,404	3,756	3,849

Long-term debt	27,274	27,159	27,000
Professional liability risks	1,160	1,242	1,233
Deferred taxes and other liabilities	1,295	1,745	1,379
Minority interests in equity of consolidated entities	959	953	938

Equity securities with contingent redemption rights	163	163	164

Stockholders’ deficit	(10,185)	(10,526)	(10,538)

	$24,070	$24,492	$24,025

HCA Inc.
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2008 and 2007
(Dollars in millions)

	2008	2007
Cash flows from operating activities:
Net income	$311	$296
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	1,701	1,444
Depreciation and amortization	712	716
Income taxes	(376)	(21)
Gains on sales of facilities	(40)	(16)
Impairment of long-lived assets	9	24
Change in operating assets and liabilities	(1,994)	(2,100)
Share-based compensation	19	11
Change in minority interests	15	16
Other	67	36

Net cash provided by operating activities	424	406

Cash flows from investing activities:
Purchase of property and equipment	(717)	(675)
Acquisition of hospitals and health care entities	(44)	(10)
Disposal of hospitals and health care entities	110	65
Change in investments	(11)	192
Other	13	10

Net cash used in investing activities	(649)	(418)

Cash flows from financing activities:
Net change in revolving bank credit facility	900	(210)
Repayment of long-term debt	(703)	(148)
Issuance of common stock	—	100
Other	3	(14)

Net cash provided by (used in) financing activities	200	(268)

Change in cash and cash equivalents	(25)	(280)
Cash and cash equivalents at beginning of period	393	634

Cash and cash equivalents at end of period	$368	$354

Interest payments	$1,007	$1,092
Income tax payments, net of refunds	$532	$227

HCA Inc.
Operating Statistics

			For the Six Months
	Second Quarter		Ended June 30,
	2008	2007	2008	2007
Consolidating Hospitals:

Number of Hospitals	161	164	161	164
Weighted Average Licensed Beds	38,419	39,222	38,413	39,245
Licensed Beds at End of Period	38,448	39,175	38,448	39,175

Reported:
Admissions	382,600	383,200	784,300	787,000
% Change	-0.2%		-0.4%
Equivalent Admissions	587,600	582,500	1,188,900	1,183,700
% Change	0.9%		0.4%
Revenue per Equivalent Admission	$11,878	$11,552	$11,865	$11,325
% Change	2.8%		4.8%
Inpatient Revenue per Admission	$11,175	$10,900	$11,193	$10,638
% Change	2.5%		5.2%

Patient Days	1,887,600	1,899,500	3,912,200	3,921,000
Equivalent Patient Days	2,900,100	2,887,100	5,930,900	5,897,100

Inpatient Surgery Cases	125,000	131,200	250,400	261,700
% Change	-4.7%		-4.3%
Outpatient Surgery Cases	202,100	204,200	399,000	408,400
% Change	-1.0%		-2.3%

Emergency Room Visits	1,297,600	1,258,700	2666,400	2,553,900
% Change	3.1%		4.4%

Outpatient Revenues as a Percentage of Patient Revenues	37.7%	36.8%	36.7%	36.4%

Average Length of Stay	4.9	5.0	5.0	5.0

Occupancy	54.0%	53.2%	56.0%	55.2%
Equivalent Occupancy	82.9%	80.9%	84.9%	83.0%

Same Facility:
Admissions	381,000	376,100	781,500	773,000
% Change	1.3%		1.1%
Equivalent Admissions	584,100	572,500	1,182,400	1,163,300
% Change	2.0%		1.6%
Revenue per Equivalent Admission	$11,852	$11,510	$11,840	$11,291
% Change	3.0%		4.9%
Inpatient Revenue per Admission	$11,179	$10,905	$11,197	$10,639
% Change	2.5%		5.2%

Inpatient Surgery Cases	124,800	125,500	249,700	251,200
% Change	-0.5%		-0.6%
Outpatient Surgery Cases	200,200	201,700	395,300	401,700
% Change	-0.7%		-1.6%

Emergency Room Visits	1,290,900	1,236,600	2,650,500	2,510,100
% Change	4.4%		5.6%

Number of Consolidating and Nonconsolidating (Equity Joint Ventures) Hospitals:

Consolidating	161	164	161	164
Nonconsolidating (Equity Joint Ventures)	8	8	8	8

Total Number of Hospitals	169	172	169	172